Exhibit 99.5

Privileged and Confidential
Privileged Settlement Communication
Subject to FRE 408 and TRE 408 and Related Provisions

Term Sheet, provided by the Cooperation Group Lenders to the Company on February 8, 2018

Structure / Implementation	• Pre-packaged / Pre-arranged bankruptcy
ABL	• Remains outstanding and / or refinanced at closing or with a DIP
Term Loans and PGNs	Debt Consideration • $5.550bn new debt at recapitalized iHeart • 5-7 year maturity • Collateral in substantially all assets of recapitalized iHeart Equity Consideration • 94.75% equity in recapitalized iHeart • 100.0% of iHeart's ownership in Outdoor(1)
2021 Notes and Legacy Notes	• $200mm new debt at recapitalized iHeart, pari passu with new debt issued to the term loan and PGN lenders • 5.25% equity in recapitalized iHeart • 3.3% warrants struck at $6.5bn equity value
Existing IHM Equity	• Full and mutual releases conditioned upon the Sponsors not changing their ownership of iHeartMedia, Inc. from the date of this term sheet until the effective date of the plan.
Management	• MIP to be negotiated
Other	• Except as otherwise provided above, full and mutual releases • Treatment of Intercompany Note acceptable to Term Loans / PGNs
DIP & Other Terms	• Term Loan and PGN holders willing to provide a DIP on market terms conditioned on appropriate adequate protection, including distribution of excess cash during pendency of the case, for existing liens

DRAFT

Note: Tax analysis of proposed structure still under review by Kirkland & Ellis and the Company
(1) Reflects iHeartMedia's ownership in Outdoor (e.g., 100% = 89.5% direct ownership). Assumes public stub remains outstanding